EXHIBIT 14

INDEPENDENT AUDITORS’ CONSENT

Pacific Select Fund

We consent to (a) the use in this Registration Statement of Pacific Select Fund on Form N-14 of our report dated February 7, 2003 appearing in the Annual Report of the portfolios comprising the Pacific Select Fund as of and for the respective periods ended December 31, 2002, which are included in Part B, the Statement of Additional Information of such Registration Statement, and (b) the reference to us under the heading “Financial Highlights” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Los Angeles, CA

October 8, 2003